Exhibit 10.32

CREDIT AGREEMENT

dated as of

February 17, 2006,

among

MORGANS HOTEL GROUP CO.,

as Guarantor

MORGANS HOTEL GROUP MANAGEMENT LLC,

as Borrower,

The Lenders Party Hereto,

CITICORP NORTH AMERICA, INC.,
as Administrative Agent,

and

MORGAN STANLEY SENIOR FUNDING, INC.
and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and Co-Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED AND CITIGROUP GLOBAL MARKETS INC.
as Joint Bookrunners

BANK OF AMERICA N.A.
as Documentation Agent

[CS&M Ref. 8669-117]

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TABLE OF CONTENTS

ARTICLE I

Definitions

3

4

5

SCHEDULES:

Schedule 1.01 — Transactions

Schedule 2.01 — Commitments

Schedule 3.05 — Real Property Liens

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 3.13 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Opinion of Sullivan & Cromwell LLP
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Guarantee Agreement
Exhibit F	— Form of Opinion of Sullivan & Cromwell LLP (Collateral and Guarantee Requirement)

6

CREDIT AGREEMENT dated as of February 17, 2006 (this “Agreement”), among Morgans Hotel Group Co., a Delaware corporation (“Holdings”), Morgans Hotel Group Management LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto, CITICORP NORTH AMERICA, INC., as Administrative Agent, and MORGAN STANLEY SENIOR FUNDING, INC. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Co-Syndication Agents.

In connection with the Transactions described in Schedule 1.01, the Borrower has requested that the Lenders extend credit in the form of the Term Loans on the Effective Date in an aggregate principal amount not in excess of $80,000,000.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that the Loan or Borrowing is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Mortgage Indebtedness” means Indebtedness incurred after the Effective Date to finance any real property or interest therein and/or the improvements thereto, or to finance the acquisition of any real property or interest therein by the Borrower or any Subsidiary and, in either case, secured by a mortgage on such property or a pledge of the Equity Interests of the entity that directly or indirectly owns or acquires such property or interest, provided that such entity is not a Loan Party.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citicorp North America, Inc., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day with respect to any Term Loan, 2.00% per annum with respect to Eurodollar Loans, or 1.00% per annum with respect to ABR Loans, provided that if the Collateral and Guarantee Requirement is not satisfied on or prior to April 1, 2006, then commencing on such date and, if applicable, continuing until the date on which the Collateral and Guarantee Requirement has been satisfied, the term “Applicable Rate” shall mean 3.50% per annum with respect to Eurodollar Loans, or 2.50% per annum with respect to ABR Loans (it being understood and agreed that “Applicable Rate” shall mean 2.00% per annum with respect to Eurodollar Loans, or 1.00% per annum with respect to ABR Loans, after the date on which the Collateral and Guarantee Requirement is satisfied if such date occurs after April 1, 2006).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Morgans Hotel Group Management LLC, a Delaware limited liability company.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term

“Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) (i) the cessation of Holdings being the sole managing member of the Revolving Borrower or (ii) the gaining by any member of the Revolving Borrower (other than Holdings) of the right to exercise control or management power over the business and affairs of the Revolving Borrower, except as otherwise expressly permitted in the LLC Agreement and as required by applicable law, (b) (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Investors, of Equity Interests representing more than 40% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings than such Person or group, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings or the Permitted Investors nor (ii) appointed by directors so nominated or (d) the acquisition of direct or indirect Control of Holdings by any Person or group other than the Permitted Investors.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party;

(b) the outstanding Equity Interests listed on Schedule II to the Collateral Agreement, in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(d) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(e) the Administrative Agent and the Joint Lead Arrangers shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Collateral Agreement) of Sullivan & Cromwell LLP or other external counsel reasonably acceptable to the Joint Bookrunners, counsel for Holdings, the Borrower and the Subsidiaries, substantially in the form of Exhibit F. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of Holdings, the Borrower and any Subsidiary (other than any Excluded Subsidiary) that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP (other than interest attributable to Development Debt), (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period and (iv) all cash dividends paid during such period in respect of preferred Equity Interests of Holdings, the Revolving Borrower (but expressly excluding any such dividends paid by the Revolving Borrower to Holdings), together with the Tax Amount attributable thereto, if any, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period and (iii) the minority interest share of the amounts included in clause (a) above. Consolidated Cash Interest Expense shall be deemed to be (a) for the four fiscal quarter period ended March 31, 2006, Consolidated Cash Interest Expense for the period from the Effective Date to and including March 31, 2006, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to March 31, 2006, (b) for the four fiscal quarter period ended June 30, 2006, Consolidated Cash Interest Expense for the period from the Effective Date to and including June 30, 2006, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to June 30, 2006, (c) for the four fiscal quarter period ended September 30, 2006, Consolidated Cash Interest Expense for the period from the Effective Date to and including September 30, 2006, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to September 30, 2006 and (d) for the four fiscal quarter period ended December 31, 2006, Consolidated Cash Interest Expense for the period from the Effective Date to and including December 31, 2006, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Effective Date to December 31, 2006.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period and excluding depreciation expense of minority interests in consolidated joint ventures), (iv) other non-operating expense (or, if applicable, minus non-operating income) (in each case as defined in the Combined Statement of Operations and Comprehensive Loss of Holdings) for such period, (v) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of Holdings, the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of Holdings, (vi) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations and (vii) all amounts attributable to equity in income/loss of unconsolidated subsidiaries, provided that Consolidated EBITDA for the four fiscal quarter periods ended March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006 shall be determined on a pro forma basis giving effect to the Formation and Structuring Transactions as if they occurred on the first day of each such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).

“Consolidated Net Income” means, for any period, the net income or loss of Holdings, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Revolving Borrower, to the extent that the Revolving Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof), provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period, (b) the income of any Person (other than the Borrower or any Subsidiary that is not accounted for using the equity method of accounting) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary during such period and (c) the income of any Excluded Subsidiary.

“Consulting Agreement” means the consulting agreement, dated as of June 24, 2005, by and between Morgans Hotel Group LLC and Ian Schrager.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Prepayment” means the payment in cash, with proceeds of the IPO, of (a) all principal amounts of Indebtedness outstanding under, together with all interest, premiums, penalties and fees due in connection with prepayment of, the Existing Mezzanine Loans, (b) Indebtedness outstanding under the NY/CA Mortgage Loan, together with all interest, premiums, penalties and fees due in connection with such prepayment, and (c) Indebtedness outstanding under the FL Mortgage Loan, together with all interest, premiums, penalties and fees due in connection with such prepayment such that the aggregate principal amount of Indebtedness repaid under clauses (a), (b) and (c) shall equal an amount not less than $205,000,000.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Development Debt” means Indebtedness of a Subsidiary that is a special purpose entity relating to a development project in respect of which interest is being capitalized in accordance with GAAP, provided that such Indebtedness is not recourse to the Loan Parties, and provided further that such Indebtedness shall cease to constitute Development Debt on the date on which interest with respect to such Indebtedness is not required to be capitalized in accordance with GAAP.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption, or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 180 days after the Term Loan Maturity Date (other than (i) upon payment in full of the Loan Document Obligations and termination of the Term Loan Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests), (b) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions, or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness (other than Indebtedness permitted under Section 6.01), Equity Interests or other assets other than Qualified Equity Interests or trust preferred securities otherwise permitted hereunder.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Article IV are satisfied (or waived in accordance with Section 9.02).

“Effective Date Guarantee Requirement” means the requirement that the Administrative Agent shall have received from each of Holdings, the Borrower and the Subsidiary Loan Parties a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such entity, and that each such entity shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Guarantee Agreement and the performance of its obligations thereunder.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources or the generation, management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person. As used herein, references to “preferred Equity Interests” include Equity Interests in the form of preferred stock, trust preferred securities and other similar securities with regularly scheduled cash or payment-in-kind dividend payments and other “debt-like” characteristics, but do not include customary real estate joint venture and other similar equity ownership arrangements, even if such arrangements involve some disproportionate sharing of cash flows of the applicable entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as described in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdings or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by Holdings or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by Holdings or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by Holdings or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiaries” means Clift Holdings LLC, a Delaware limited liability company, and Shore Club Holdings LLC, a Delaware limited liability company.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(f).

“Existing Hotel Properties” means the fee and leasehold estates in, and all buildings, foundations, structures and improvements on, the premises commonly known on the date hereof as the Morgans Hotel located in New York, New York, the Delano Hotel located in Miami, Florida, the Royalton Hotel located in New York, New York, the Mondrian Hotel located in Los Angeles, California and the Hudson Hotel located in New York, New York.

“Existing Hotel Property Management Contract Prepayment Event” means any termination or non-renewal of an Existing Hotel Property Management Contract, provided that if such termination or non-renewal occurs as a result of a sale, transfer or disposition of an Existing Hotel Property, a Prepayment Event will not be deemed to have occurred if the Borrower will manage or otherwise be responsible for the day-to-day operations of such property pursuant to a customary management contract under which the Borrower will receive customary management fees comparable to those in effect prior to or concurrently with such termination or non-renewal.

“Existing Hotel Property Management Contracts” means (a) the Property Management Agreement dated as of June 30, 1999 between Royalton, LLC, a Delaware limited liability company, and Ian Schrager Hotel Management LLC, a Delaware limited liability company, as amended on May 20, 2004, (b) the Property Management Agreement dated as of September 30, 1999 between Henry Hudson Holdings, LLC, a Delaware limited liability company, and Ian Schrager Hotel Management LLC, a Delaware limited liability company, (c) the Property Management Agreement dated as of June 30, 1999 between Beach Hotel Associates Limited Partnership, a Delaware limited partnership, and the Borrower, as amended on May 20, 2004 (d) the Property Management Agreement dated as of June 30, 1999 between Mondrian Holdings LLC, a Delaware limited partnership, and the Borrower, as amended on May 20, 2004 and (e) the Property Management Agreement dated as of June 30, 1999 between Morgans Holdings LLC, a Delaware limited partnership, and the Borrower, as amended on May 20, 2004.

“Existing Mezzanine Loans” means the Loan and Security Agreement dated as of June 29, 2005 between MMRDH Senior Mezz Holding Company LLC, a Delaware limited liability company, and Wachovia Bank, National Association, (b) the

Loan and Security Agreement dated as of June 29, 2005 between MMRDH Intermediate Mezz Holding Company LLC, a Delaware limited liability company, and Wachovia Bank, National Association and (c) the Loan and Security Agreement dated as of June 29, 2005 between MMRDH Junior Mezz Holding Company LLC, a Delaware limited liability company, and Wachovia Bank, National Association.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Holdings.

“FL Mortgage Loan” means the Amended and Restated Renewal and Future Advance Promissory Note dated June 29, 2005 by Beach Hotel Associates LLC, a Delaware limited liability company.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formation and Structuring Transactions” means the formation and structuring transactions described on Schedule 1.01.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Guarantee Agreement among Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit D.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold which are regulated pursuant to any Environmental Law.

“Holdings” means Morgans Hotel Group Co., a Delaware corporation.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated January 2006, relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” means the initial public offering of Holdings described in Schedule 1.01.

“Joint Bookrunners” means Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

“Joint Lead Arrangers” means Morgan Stanley Senior Funding, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in an amount comparable to the amount of such Eurodollar Borrowing and with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LLC Agreement” means the amended and restated limited liability agreement of the Revolving Borrower dated as of February 17, 2006, as amended from time to time to the extent not prohibited by Section 6.12.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement and the Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings,

the Borrower and the Subsidiary Loan Parties in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary Loan Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“MHG LLC” means Morgans Hotel Group LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indebtedness” means Indebtedness outstanding as of the date hereof under the NY/CA Mortgage Loan and the FL Mortgage Loan.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“NY/CA Mortgage Loan” means the Amended, Restated and Consolidated Promissory Note dated June 29, 2005 by Henry Hudson Holdings LLC, a Delaware limited liability company, Morgans Holdings LLC, a Delaware limited liability company, Royalton, LLC, a Delaware limited liability company, and Mondrian Holdings LLC, a Delaware limited liability company, in favor of Wachovia Bank, National Association.

“Obligations” has the meaning assigned to such term in the Guarantee Agreement or, if applicable, the Collateral Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D.

“Permitted Acquisition” means any acquisition by the Borrower or a wholly-owned Subsidiary of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) no Default has occurred and is continuing or would result therefrom, (b) such acquisition and all transactions related thereto are consummated in accordance with applicable laws, (c) the Borrower is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenants contained in Sections 6.12, 6.13 and 6.14, (d) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b), (e) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, is less than 6.50 to 1.00, and (f) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clauses (c) and (e) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Investors” means NCIC MHG Subsidiary LLC, North Star Partnership, L.P., W. Edward Scheetz, David T. Hamamoto and Marc Gordon.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citicorp North America, Inc. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12, 6.13 and 6.14 and the negative covenant contained in Section 6.01(a)(iv) as of any date, that such calculation shall give pro forma effect to all acquisitions and other investments, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized during the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, any Additional Mortgage Indebtedness may be incurred or any Incremental Extension of Credit may be made, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Qualified Equity Interests” means Equity Interests of Holdings or the Revolving Borrower other than Disqualified Equity Interests.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50% of the aggregate principal amount of outstanding Term Loans at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Revolving Borrower” means Morgans Group LLC, a Delaware limited liability company.

“Revolving Credit Agreement” means the credit agreement, dated as of the date hereof (and to be effective after the consummation of the Formation and Structuring Transactions), among Holdings, the Revolving Borrower, the lenders party thereto, Citicorp North America, Inc., as administrative agent, and Morgan Stanley Senior Funding , Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Guarantee Agreement or, if applicable, the Collateral Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Leverage Ratio” means, on any date, the ratio of (a) Total Senior Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is (x) the number one minus (y) the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board or any other banking authority (domestic or foreign) to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Administrative Agent confirms that as of the Effective Date, the amount referred to in clause (y) above is zero. The Statutory

Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Subsidiary” means any subsidiary of Holdings (other than the Borrower).

“Subsidiary Loan Party” means MMRDH Parent Holding Company LLC, a Delaware limited liability company, MMRDH Junior Mezz Holding Company LLC, a Delaware limited liability company, MMRDH Intermediate Mezz Holding Company LLC, a Delaware limited liability company, MHG LLC (but only prior to the consummation of the Formation and Structuring Transactions) and the Revolving Borrower (upon the consummation of the Formation and Structuring Transactions).

“Swap Agreement” means any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tax Amount” means, with respect to any period, the lesser of (i) the product of any cash dividends or distributions paid by Holdings and/or the Revolving Borrower in respect of preferred Equity Interests in such period (but expressly excluding any such amounts paid by the Revolving Borrower to Holdings) and a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of Holdings (expressed as a decimal) for such period (as estimated by a Financial Officer in good faith), minus such cash dividends or distributions paid by Holdings and/or the Revolving Borrower in respect of such preferred Equity Interests and (ii) the aggregate estimated combined income tax to be paid by Holdings in respect of that same period (as estimated by a Financial Officer in good faith); provided that the Tax Amount shall be zero with respect to the portion of cash dividends or distributions paid by Holdings and/or the Revolving Borrower in respect of any preferred Equity Interest permitted to be deducted by Holdings for tax purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder on the Effective Date,

expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The initial aggregate amount of the Lenders’ Term Loan Commitments is $80,000,000.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means February 17, 2009 or, in the event that the Collateral and Guarantee Requirement is satisfied on or prior to December 31, 2006, July 11, 2010.

“Term Loans” means Loans made pursuant to Section 2.01.

“Total Assets” means, as of any date, the total assets (without deducting accumulated depreciation) of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) determined on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of Holdings, the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness minus (a) Development Debt, (b) the aggregate amount of cash and cash equivalents (other than restricted cash) of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 6.02) included in the consolidated balance sheet of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) in accordance with GAAP and all obligations to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until (A) such obligation becomes a liability on the consolidated balance sheet of Holdings, the Borrower and the Subsidiaries (other than the Excluded Subsidiaries) in accordance with GAAP and (B) such obligation is earned by and payable to the applicable seller under the terms and conditions of the underlying agreement with such seller) and (c) the minority interest share of Indebtedness of any Subsidiary.

“Total Management Revenues” means, for any period, the revenues of the Borrower attributable to the Existing Hotel Property Management Contracts (as estimated by a Financial Officer in good faith) for such period determined in accordance with GAAP.

“Total Senior Indebtedness” means, as of any date, (a) the aggregate principal amount of all outstanding Mortgage Indebtedness, any refinancing thereof permitted by Section 6.01(a)(ii), Additional Mortgage Indebtedness and any refinancing thereof permitted by Section 6.01(a)(iv) less the minority interest share of any such Indebtedness.

“Transactions” means the transactions described on Schedule 1.01.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or any sale, transfer or other disposition of any material assets occurs, for purposes of determining compliance with the covenants contained in Sections 6.12, 6.13 and 6.14, or for purposes of determining the Leverage Ratio, Senior Leverage Ratio, Consolidated EBITDA and Consolidated Cash Interest Expense, calculations with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Loan Commitment.

SECTION 2.02. Loans and Borrowings. (a)  The Term Loans shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make the Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Term Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.12, each Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a)  Each Lender shall make the Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent then the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, then the Administrative Agent shall promptly notify the Borrower, and the Borrower shall, within five Business Days, repay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the then applicable rate of interest, calculated in accordance with Section 2.11, for the respective Loans. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a)   The Term Borrowing initially shall be of the Type specified in the Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a)  Unless previously terminated, the Term Loan Commitments shall terminate at 5:00 p.m., New York City time on the Effective Date.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Term Loan Commitments, provided that each reduction of the Term Loan Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Term Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Term Loan Commitments shall be permanent. Each reduction of the Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (it being understood that any such note shall not increase the obligations of any Loan Party beyond those expressly provided for in this Agreement and the other Loan Documents). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Amortization of Term Loans. (a)  Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on the last business day of each March, June, September and December, commencing on September 30, 2006, in an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Effective Date.

(b)  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c)  Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section 2.08. If the initial aggregate amount of the Lenders’ Term Loan Commitments exceeds the aggregate principal amount of Term Loans that are made on the Effective Date, then the scheduled repayments of Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess.

(d)  Prior to any repayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments shall be accompanied by accrued interest on the amount repaid.

SECTION 2.09. Prepayment of Loans. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  Upon the occurrence of an Existing Hotel Property Management Contract Prepayment Event, if any, the Borrower shall, within three Business Days after such Existing Hotel Property Management Contract Prepayment Event, prepay Term Borrowings in a principal amount equal to the product of the aggregate principal amount of Term Loans outstanding as of such date multiplied by a fraction, the numerator of which is (x) the portion of Total Management Revenues for the most recently ended four fiscal quarter period immediately prior to the date of such Existing Hotel Property Management Contract Prepayment Event for which financial statements have been delivered pursuant to Section 5.01 attributable to the applicable terminated or non-renewed Existing Hotel Property Management Contract (as estimated by a Financial Officer in good faith), and the denominator of which is (y) the Total Management Revenues for the most recently ended four fiscal quarter period immediately prior to the date of such Existing Hotel Property Management Contract Prepayment Event for which financial statements have been delivered pursuant to Section 5.01 (determined, if applicable, on a pro forma basis giving effect to the termination or non-renewal of all other Existing Hotel Property Management Contracts having been terminated or not renewed during such four consecutive fiscal quarter period as if each such termination or non-renewal occurred on the first day of such four consecutive fiscal quarter period, and as estimated by a Financial Officer in good faith).

(c)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section, provided, that any Term Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment shall be reduced by such amount.

(d)  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, in immediately available funds. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest. (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest

Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13. Increased Costs. (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then upon request, accompanied by a copy of the certificate and information referred to in clause (c) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request,  accompanied by a copy of the certificate and information referred to in clause (c) below, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company and the basis for calculating such amount or amounts in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 9.02(c), then, in any such event, upon request, accompanied by a copy of the certificate and information to be delivered by the Lender to the Borrower pursuant to this Section 2.14 the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis for calculating such amount or amounts in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes. (a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, accompanied by a copy of the certificate and information to be delivered to the Borrower pursuant to this clause (c), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Each Lender that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) shall (i) deliver to the Borrower and the Administrative Agent, prior to the first day on which the Borrower is required to make any payments hereunder to Lender, two copies of United States Internal Revenue Service Form W-9 (or successor forms). Each U.S. Lender that shall become a Participant pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.15(e), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased, and (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form of certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

(f)  Each Lender that is not a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall (i) deliver to the Borrower and the Administrative Agent, prior to the first day on which the Borrower is required to make any payments hereunder to Lender, two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI (or successor forms) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8BEN (with respect to the portfolio interest exemption), a certificate representing that such Non-U.S. Lender (x) is not a bank for purposes of Section 881(c) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (y) is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and (z) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form of certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and (iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Non-U.S. Lender that shall become a Participant or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.15(f), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(g)  Notwithstanding anything to the contrary herein, the Borrower shall not be required to indemnify any U.S. Lender or the Administrative Agent, or to pay any additional amounts to such U.S. Lender or the Administrative Agent pursuant to this Section 2.15 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such U.S. Lender to comply with the provisions of clause (e) above.

(h)  Notwithstanding anything to the contrary herein the Borrower shall not be required to indemnify any Non-U.S. Lender or the Administrative Agent, or to pay any additional amounts to such Non-U.S. Lender or the Administrative Agent, in respect of U.S. federal withholding tax pursuant to this Section 2.15 to the extent that (i) the obligation to withhold amounts with respect to U.S. federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Participant became a Participant hereunder) or as of the date such Non-U.S. Lender changes its applicable lending office; provided, however, that this clause (i) shall not apply to the extent that (x) in the case of an assignee Lender or a Participant or a change in the Lender’s applicable lending office, the indemnity payments or additional amounts Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation, transfer or change in lending office would have been entitled to receive in the absence of such assignment, participation, transfer or change in lending office, or (y) such assignment, participation, transfer or change in lending office had been requested by the Borrower or made with the Borrower’s prior written consent, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of clause (e) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to clause (e) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

(i)  If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been paid hereunder, the relevant Lender or the Administrative Agent, as applicable (to the extent such Lender or the Administrative Agent reasonably determines in good faith that it will not suffer any adverse effect as a result thereof), shall, subject to clause (i) of the proviso in the immediately succeeding sentence, cooperate with the Borrower in challenging such Taxes at the Borrower’s expense if so requested by the Borrower in writing. If any Lender or the Administrative Agent, as applicable, receives a refund relating to a Tax for which a payment has been made or borne by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as such Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment by or borne by the Borrower had not been required; provided, however, that (i) any Lender or the Administrative Agent may determine, in its reasonable discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund and (ii) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any refund with respect to which such Lender or the Administrative Agent has made a payment to the Borrower pursuant to this clause (h) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 2.15. Neither the Lenders nor the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (i) or any other provision of this Section 2.15.

SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a)  The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at 2 Penns Way, Suite 200, New Castle, DE 19720, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (except to the extent provided in the definition of Interest Period) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or (b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates that would eliminate or, if elimination is not possible, reduce to the extent practicable the amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise adversely affect such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Subsidiary, except Liens created under the Loan Documents and liens permitted under Section 6.02.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a)  (i)The Borrower has heretofore furnished to the Lenders the combined balance sheet and combined statements of income, stockholders’ equity and cash flows of Morgans Hotel Group Co. Predecessor (x) as of and for the fiscal years ended December 31, 2004, reported on by BDO Seidman, LLP, independent registered public accounting firm, and (y) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2005 (and comparable period for the prior fiscal year), certified by a Financial Officer and (ii) the balance sheet of Holdings as of October 21, 2005, reported on by BDO Seidman, LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (i)(y) above.

(b)  The Borrower has heretofore furnished to the Lenders the pro forma consolidated balance sheet of Holdings as of September 30, 2005, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to be reasonable), (ii) is based on the best information available to Holdings and the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Holdings and its subsidiaries as of September 30, 2005, as if the Transactions had occurred on such date.

(c)  Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.

SECTION 3.05. Properties. (a)  Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted hereby and other exceptions to title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b)  Each of Holdings, the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  As of the Effective Date, none of Holdings, the Borrower or any Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Existing Hotel Property or any sale or disposition thereof in lieu of condemnation that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower threatened against or affecting Holdings, the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any challenge to the validity or enforceability of the Loan Documents or the Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, to the knowledge of Holdings or the Borrower, none of Holdings, the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Subsidiaries is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clause (b) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. None of Holdings, the Borrower or any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of Holdings, the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor and the failure to pay such Taxes pending resolution of the contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings or the Borrower, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

SECTION 3.12. Subsidiaries. After giving effect to the Formation and Structuring Transactions, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. Schedule 3.12 sets forth, after giving effect to the Formation and Structuring Transactions, the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower or any Subsidiary as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14. Labor Matters. Except for Disclosed Matters and such other matter that in the aggregate would not reasonably be expected to have a Material Adverse Effect, none of Holdings, Borrower, nor any of the Subsidiaries has received written notice, or otherwise has reason to believe that it is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings, Borrower or any of the Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings, Borrower or any of the Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings, Borrower or any of the Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against Holdings, Borrower or any of the Subsidiaries and (iii) to the knowledge of Holdings or the Borrower, no union representation question existing with respect to the employees of Holdings, Borrower or any of the Subsidiaries and, to the knowledge of Holdings or the Borrower, no union organizing activities are taking place.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) each

Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

ARTICLE IV

Conditions

The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent and the Joint Lead Arrangers (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent and the Joint Lead Arrangers shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Sullivan & Cromwell LLP, counsel for Holdings, the Borrower and the Subsidiaries, substantially in the form of Exhibit B and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent or either Joint Lead Arranger shall reasonably request. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent and the Joint Lead Arrangers shall have received such documents and certificates as the Administrative Agent, either Joint Lead Arranger or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent, the Joint Lead Arrangers and their counsel.

(d) The Administrative Agent and the Joint Lead Arrangers shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of Holdings, certifying that (i) the representations and warranties of each Loan Party set forth in each Loan Document dated on or as of such date shall be true and correct on and as of such date and (ii) at the time of and immediately after giving effect to the initial Term Borrowing no Default shall have occurred and be continuing.

(e) The Administrative Agent, the Joint Bookrunners, the Joint Lead Arrangers and their Affiliates shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) The Effective Date Guarantee Requirement shall have been satisfied and the Administrative Agent and the Joint Lead Arrangers shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of Holdings, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the Debt Prepayment be released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is in effect.

(h) All consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained, and all applicable waiting periods and appeal periods (including any extensions thereof) shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

(i) The Lenders shall have received a pro forma consolidated balance sheet of Holdings as of September 30, 2005, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

(j) The Lenders shall have received (i)(a) audited combined balance sheets and combined statements of operations and comprehensive income, stockholders’ equity and cash flows of Morgans Hotel Group Co. Predecessor as of and for the fiscal years ended December 31, 2004 and the related notes thereto and (b) the audited balance sheet of Holdings as of October 21, 2005 and the related notes thereto, in each case accompanied by a true and correct copy of the reports thereon by BDO Seidman, LLP, independent registered public accounting firm, and (ii) unaudited combined balance sheets and combined statements of operations and comprehensive income, stockholders’ equity and cash flows of Morgans Hotel Group Co. Predecessor as of and for the fiscal quarter and portion of the fiscal year ended September 30, 2005 (and for the comparable periods for the prior fiscal year), prepared in accordance with GAAP consistently applied (subject to year-end audit adjustments and the absence of footnotes) and certified by a Financial Officer, which financial statements described in clauses (i) and (ii) shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(k) The Lenders shall have received a certificate of an executive officer of Holdings certifying that the documentation for the Formation and Structuring Transactions has been completed in all material respects, signed and delivered into escrow and that the condition precedent to the consummation of the Formation and Structuring Transactions described in Section 2.1(a) of the Formation and Structuring Agreement dated as of October 25, 2005 among MHG LLC and the shareholders of MHG LLC party thereto has been satisfied and that the Formation and Structuring Transactions shall be consummated promptly following the initial Term Loan Borrowing.

(l) After giving effect to the Transactions, none of Holdings, the Borrower or any Subsidiary shall have outstanding any shares of preferred stock or Disqualified Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) Indebtedness set forth on Schedule 6.01. The terms and conditions of all Indebtedness to remain outstanding after the Effective Date (including terms and conditions relating to interest rates, fees, amortization, maturity, redemption, subordination, covenants, events of default and remedies) shall be satisfactory in all respects to the Lenders.

(m) The Administrative Agent and the Joint Lead Arrangers shall be satisfied that, after giving effect to the Transactions on the Effective Date, the Leverage Ratio for the most recently ended four fiscal quarter period ending at least 45 days prior to the Effective Date shall be no more than 5.00 to 1.00, and the Lenders shall have received a certificate of a Financial Officer certifying to that effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on March 15, 2006 (and, in the event such conditions are not so satisfied or waived, the Term Loan Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Joint Lead Arranger:

(a) within 90 days after the end of each fiscal year of Holdings, Holdings’s audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO Seidman, LLP or other independent registered public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, provided that the filing of such financial statements with the Securities and Exchange Commission shall constitute delivery for purposes of this Section;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, Holdings’s unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, provided that the filing of such financial statements with the Securities and Exchange Commission shall constitute delivery for purposes of this Section;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.12, 6.13 and 6.14 and (iii) stating whether any change in the application of GAAP to the financial statements of Holdings has occurred since the later of the date of the Borrower’s audited financial statements referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this paragraph (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following promptly after obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings, the Borrower or any Subsidiary, affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development (including notice of any Environmental Liability) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. (a)  In the event that the Collateral and Guarantee Requirement has been satisfied, the Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)  In the event that the Collateral and Guarantee Requirement has been satisfied, at the time of delivery of financial statements pursuant to Section 5.01(a) or (b), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of Holdings (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as the case may be) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, pay its material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Holdings and the Borrower and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. In the event that the Collateral and Guarantee Requirement has been satisfied, the Borrower (a) will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds. The proceeds of the Term Loans will be used to prepay Indebtedness outstanding under the Existing Mezzanine Loans. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, Holdings will, within thirty Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof.

SECTION 5.13. Further Assurances. (a)  Each of Holdings and the Borrower will, and Holdings will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Effective Date Guarantee Requirement to be and remain satisfied and to cause the Collateral and Guarantee Requirement, if satisfied, to remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)  In the event that the Collateral and Guarantee Requirement has been satisfied, if any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $5,000,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof.

SECTION 5.14. Interest Rate Protection. Holdings will, directly or indirectly, maintain in effect one or more Swap Agreements the effect of which is that at least 50% of Total Indebtedness will be subject to interest at a fixed rate or the interest cost in respect of which will be fixed, in each case on terms and conditions reasonably acceptable to the Joint Lead Arrangers.

SECTION 5.15. Formation and Structuring Transactions. Holdings will cause each of (a)  the Formation and Structuring Transactions to be consummated and (b) the Debt Prepayment to occur no later than three days following the Effective Date.

ARTICLE VI

Negative Covenants

Until the Term Loan Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a)  The Borrower will not, and Holdings will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced (unless such obligor is a Subsidiary formed specifically for that purpose), (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced and (D) shall not have terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions, but excluding financial terms such as interest rates and redemption provisions) less favorable in any material respect to the Lenders than the terms of the Indebtedness being extended, renewed or replaced;

(iii) Indebtedness outstanding under the Revolving Credit Agreement and extensions, renewals and replacements of such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to Indebtedness being extended, renewed or replaced (unless such obligor is a Subsidiary formed specifically for that purpose), (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced, (D) if applicable, shall rank pari passu or junior in right of payment in respect of the Collateral and with the obligations in respect of the Term Loans and (E) shall not have terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions, but excluding financial terms such as interest rates and redemption provisions) less favorable in any material respect to the Lenders than the terms of the Revolving Credit Agreement;

(iv) Additional Mortgage Indebtedness and extensions, renewals and replacements thereof if, on the date of such incurrence or extension, renewal or replacement and after giving effect thereto on a Pro Forma Basis, the Senior Leverage Ratio shall not exceed 5.00 to 1.00;

(v) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(vi) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(ii) or (a)(viii)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (C) Guarantees permitted under this clause (vi) shall be subordinated to the Obligations of the applicable Subsidiary Loan Party to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(vii) (A) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the outstanding principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding;

(viii) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (viii) shall not exceed $5,000,000 at any time outstanding;

(ix) other unsecured Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

(x) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xi) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xii) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xiii) Capital Lease Obligations of the Borrower or any Subsidiary resulting from any arrangement whereby the Borrower or such Subsidiary sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred if, on the date of such incurrence on a Pro Forma Basis, the Senior Leverage Ratio shall not exceed 5.00 to 1.00; and

(xiv) Guarantees and/or indemnities (other than in respect of payment of principal or interest) by the Borrower or any Subsidiary in respect of capital contributions, project completions and cost-overruns and other performance matters (including environmental, fraud, misappropriation, bankruptcy and other customary non-recourse carveouts), in each case in connection with investments or Indebtedness otherwise permitted under this Agreement.

(b)  Holdings will not create, incur, assume or permit to exist any Indebtedness except (i) Indebtedness created under the Loan Documents and the Revolving Credit Agreement and (ii) Indebtedness that would be permitted to be created, incurred or assumed by the Borrower or any Subsidiary under Sections 6.01(a)(vi), (x), (xi), (xii) and (xiv).

(c)  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred Equity Interests except in the case of Holdings or the Revolving Borrower, preferred Equity Interests that are Qualified Equity Interests or trust preferred securities in an aggregate principal amount not exceeding $150,000,000 at any time outstanding, provided that any such preferred Equity Interests or trust preferred securities issued by the Revolving Borrower to Holdings for purposes of matching preferred Equity Interests or trust preferred securities issued by Holdings shall be excluded from the calculation of such amount.

SECTION 6.02. Liens. (a)  Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);

(iv) Liens securing Indebtedness permitted by clause (a)(iii) of Section 6.01, provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);

(v) Liens securing Indebtedness permitted by clause (a)(iv) of Section 6.01, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (B) the Indebtedness secured thereby does not exceed the fair market value of the property or assets securing such Indebtedness at the time such security interest attaches;

(vi) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);

(vii) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (vii)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (vii)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (vii)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the lesser of the cost of acquiring, constructing or improving such fixed or capital asset or, in the case of Indebtedness permitted by clause (vii)(A) of Section 6.01, its fair market value at the time such security interest attaches, and in any event, the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary (except assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business);

(viii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(ix) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(x) Liens that are rights of setoff relating to deposit accounts in favor of banks and other depositary institutions arising in the ordinary course of business;

(xi) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $1,000,000 at any time outstanding;

(xii) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party; and

(xiii) Liens securing Indebtedness permitted by clause (a)(xiii) of Section 6.01, provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than assets financed by the same financing source pursuant to the same financing scheme in the ordinary course of business).

SECTION 6.03. Fundamental Changes. (a)  Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) any Subsidiary (other than the Revolving Borrower and any Subsidiary Loan Party) may merge into another Person in a transaction permitted by Section 6.05 in which such Person is the surviving entity, provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.05.

(b)  The Borrower will not, and Holdings will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

(c)  Holdings will not engage in any business or activity other than the ownership of Equity Interests of the Borrower and activities incidental thereto and compliance with its obligations under the Loan Documents and the Revolving Credit Agreement. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents and the Revolving Credit Agreement, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence as a public holding company and permitted business and activities).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests (but specifically excluding (x) Holdings’s right to acquire and hold additional Equity Interests in (including, for this purpose, to the extent not otherwise falling within the definition of “Equity Interests”, any trust preferred securities of) the Revolving Borrower and (y) redemptions or other repurchases by the Revolving Borrower or Holdings of any such Equity Interests in accordance with the provisions of Sections 4.2(e) and 7.4(d) of the LLC Agreement) in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

(c) investments existing on the date hereof and set forth on Schedule 6.04;

(d) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(e) (i) investments by Holdings in Equity Interests of the Revolving Borrower, by the Borrower or any other Loan Party (other than Holdings) in Equity Interests of a Subsidiary Loan Party or any direct or indirect wholly owned Subsidiary of any Loan Party and (ii) loans or advances made by the Borrower or any other Loan Party (other than Holdings) to any Subsidiary Loan Party or any direct or indirect wholly owned Subsidiary of any Loan Party and (iii) any contribution of assets from a Loan Party or a wholly owned direct or indirect

Subsidiary of a Loan Party to another Loan Party or wholly owned direct or indirect Subsidiary of a Loan Party;

(f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) investments in the form of Swap Agreements permitted by Section 6.07;

(h) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(i) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(j) investments received in connection with the disposition of any asset permitted by Section 6.05;

(k) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(l) investments by the Borrower or a Subsidiary in Equity Interests in joint ventures the primary business of which are businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto, provided that immediately after giving effect to such investment, (i) the Borrower or such Subsidiary will own Equity Interests in such joint venture representing at least 50% of the aggregate equity value represented by the issued and outstanding Equity Interests in such joint venture, (ii) the Borrower or a Subsidiary will manage or otherwise be responsible for the day-to-day operations of such joint venture pursuant to a customary management contract (or will have been designated to act in such capacity upon project completion) or will have influence over such day-to-day operations by virtue of a franchise arrangement (or will have been designated to have such influence upon project completion) or (iii) the Borrower or a Subsidiary will be the managing member or day-to-day administrative member of such joint venture, or will have approval rights over major decisions with respect to such joint venture;

(m) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any

Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance) and without giving effect to any write-downs or write-offs thereof, that at the time of, and after giving effect to, the making thereof would not exceed 25% of Total Assets as of the end of the fiscal quarter immediately prior to the date of such investment for which financial statements have been delivered pursuant to Section 5.01;

(n) repurchases by either of Holdings or the Revolving Borrower of common Equity Interests previously issued by such entity, subject to an aggregate limit of not more than 5% of the outstanding shares of common stock or common membership interests, as applicable; and

(o) any Guarantees and/or indemnities permitted by Section 6.01(a)(xiv).

SECTION 6.05. Asset Sales. Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower issue any additional Equity Interests (other than to the Revolving Borrower), nor will Holdings permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (in each case, other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(e)(i)), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (f), (h) or (j) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) sale and leaseback transactions not prohibited by any other Section of this Article VI;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any Subsidiary;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) sales, transfers and other dispositions of assets or any direct or indirect interest therein, provided that promptly following the receipt of any cash proceeds from such sale, transfer or disposition, the Borrower or the applicable Subsidiary will use such proceeds to (x) acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Loan Parties, or make investments pursuant to Section 6.04(b), in each case within nine months of such receipt or (y) repay outstanding Indebtedness, and

(j) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed $5,000,000 during any fiscal year of the Borrower, provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value (as determined by a Financial Officer in good faith) and, in the event of sale, transfer, lease or other disposition of all or substantially all of the Borrower’s or the applicable Subsidiary’s interest in any Existing Hotel Property, for at least 75% cash consideration and/or like-kind consideration payable at the time of such sale, transfer or other disposition, provided that assumed debt shall be deemed to be cash for purposes of such determination.

SECTION 6.06. [Intentionally Omitted.]

SECTION 6.07. Swap Agreements. Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements required by Section 5.14 or entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) the Borrower or any Subsidiary will be entitled to issue interest rate protection pursuant to one or more Swap Agreements if and to the extent that one or more other wholly-owned Subsidiaries of the Revolving Borrower or such Subsidiary is purchasing or already owns offsetting interest rate protection for the same duration (or longer) and notional amount (or greater), provided that any such offsetting Swap Agreement arrangements will be disregarded for purposes of determining Holdings’s compliance with the requirements of Section 5.14.

SECTION 6.08. Restricted Payments. (a)  Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower and the Subsidiaries (other than the Revolving Borrower) may declare and pay dividends ratably with respect to their Equity Interests, (ii) Holdings may declare and pay dividends with respect to its common stock payable solely in shares of common stock, (iii) the Revolving Borrower may, or may make Restricted Payments to Holdings so that Holdings may (and Holdings may), make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’s board of directors for management or employees of Holdings, the Borrower and the Subsidiaries, (iv) the Revolving Borrower may make Restricted Payments to Holdings at such times and in such amounts (A) as shall be necessary to permit Holdings to discharge its general corporate and overhead (including franchise taxes and directors fees) expenses incurred in the ordinary course and other permitted liabilities and (B) as shall be necessary to pay the Tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (1) the amount of Restricted Payments pursuant to clause (B) of this clause (iv) shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of federal, State and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers, (2) all Restricted Payments made to Holdings pursuant to this clause (iv) are used by Holdings for the purposes specified herein within ten Business Days after Holdings’s receipt thereof and (3) no Default shall have occurred and be continuing or would result therefrom, (v) each of Holdings and the Revolving Borrower may declare and pay dividends in respect of Qualified Equity Interests and/or trust preferred securities otherwise permitted hereunder and (vi) Holdings and the Revolving Borrower may make repurchases of common Equity Interests permitted by Section 6.04(n).

SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or, in the case of management and/or franchise agreements arising in the ordinary course of business, agreements between any Subsidiary and the Borrower or any other Subsidiary as reasonably deemed appropriate by the Borrower, (ii) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate, (iii) payroll, travel and similar advances to cover matters permitted under Section 6.04(d), (iv)  the payment of reasonable fees to directors or managers of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, managers, officers or employees of Holdings, the Borrower or the Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’s board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any Subsidiary and any employee thereof and approved by Holdings’s board of directors, (vii) transactions contemplated by and payments due to Ian Schrager under the Consulting Agreement and the Services Agreement, (viii) any Restricted Payment permitted by Section 6.08 or any distributions of cash or other assets from any Person to any Loan Party or any Subsidiary in respect of Equity Interests held by such Loan Party or Subsidiary in that Person and (ix) capital contributions by the Borrower to a Subsidiary or by a Subsidiary to any other Subsidiary, provided that a Financial Officer has determined in good faith that the terms of such contribution are fair and reasonable to the contributing party.

SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document or the Revolving Credit Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment, modification or replacement expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will Holdings permit any Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, by-laws or other organizational documents, (b) the Indebtedness permitted under Section 6.01(a)(ii) or (a)(iii), (c) any Existing Management Contract or (d) any agreements governing joint ventures of the Borrower or any Subsidiary as of the Effective Date, in each case if the effect of such amendment, modification, waiver, termination or release is adverse to Holdings, the Borrower, any Subsidiary or the Lenders.

SECTION 6.12. Interest Expense Coverage Ratio. Holdings will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense

(determined on a Pro Forma Basis in accordance with Section 1.05), in each case for any period of four consecutive fiscal quarters of Holdings ending on or about any date during any such period to be less than 2.0 to 1.0.

SECTION 6.13. Leverage Ratio. Holdings will not permit the Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.05) to exceed 6.5 to 1.0.

SECTION 6.14. Senior Leverage Ratio. Holdings will not permit the Senior Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.05) to exceed 5.0 to 1.0.

SECTION 6.15. Changes in Fiscal Periods. Holdings will neither (a) permit its fiscal year or the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

SECTION 6.16. Availability of Exceptions.  For the avoidance of doubt, in determining compliance with the restrictions set forth in this Article VI with respect to any proposed financing, purchase, sale or other transaction, the Loan Parties shall be entitled to elect and rely upon any single exception or any combination of applicable exceptions as they deem appropriate.

SECTION 6.17. Formation and Structuring Transactions. Any limitations or prohibitions on Holdings, the Borrower or any Subsidiary set forth in this Article VI shall not apply with respect to the consummation of the Formation and Structuring Transactions.

ARTICLE VII

Events of Default

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any written report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02, 5.04 (with respect to keeping in effect the existence of Holdings or the Borrower), 5.11 or 5.15 or Section 6.01 (indebtedness), Section 6.03 (fundamental change), Section 6.08 (restricted payments) or (ii) any other Section of Article VI not referred to in clause (i) above and such failure shall continue unremedied for a period of 10 days after the Borrower receives written notice thereof from any Lender or the Administrative Agent;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after Borrower receives written notice thereof from any Lender or the Administrative Agent to the Borrower, provided that if such default is susceptible of cure but cannot reasonably be cured within such 30 day period and the Borrower shall have commenced to cure such default within such 30 day period and is working in good faith to cure the same, such 30 day period shall be extended for up to an additional 30 days;

(f) (i) Holdings, the Borrower or any Subsidiary Loan Party shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) the Subsidiary borrower thereunder shall fail to make any payment of principal or interest (regardless of amount) in respect of Indebtedness outstanding under the NY/CA Mortgage Loan or any refinancing thereof permitted hereunder or Indebtedness outstanding under the FL Mortgage Loan or any refinancing thereof permitted hereunder, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness, Indebtedness outstanding under the NY/CA Mortgage Loan or any refinancing thereof permitted hereunder or Indebtedness outstanding under the FL Mortgage Loan or any refinancing thereof permitted hereunder becoming due prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary Loan Party or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Subsidiary Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary Loan Party or any combination thereof (provided that in determining whether the foregoing threshold is satisfied, there shall be excluded any portion of such judgments that is fully covered by a solvent third party insurance company (less any applicable deductible) and as to which the insurer has not disputed, in writing, its responsibility to cover such judgment, order, decree or arbitration award) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) in the event that the Collateral and Guarantee Requirement has been satisfied, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $5,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the

Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party in writing not to be a legal, valid and binding obligation of any Loan Party party thereto;

(o) the Guarantees of the Loan Document Obligations by Holdings, the Borrower and the Subsidiary Loan Parties pursuant to the Guarantee Agreement or, if applicable, the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time upon notice to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor approved by the Borrower, such approval not to be unreasonably withheld.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all its duties and obligations under the Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

Notwithstanding anything herein to the contrary, none of the Bookrunners or Arrangers or syndication or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to Holdings or the Borrower, to it at 475 Tenth Avenue, New York, New York 10018 (Telecopy No. (212) 277-4270);

(b) if to the Administrative Agent, to Citicorp North America, Inc., 399 Park Avenue, New York, NY 10022, Attention of Susan Godwin (Telecopy No. (212) 994-0961); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)  Neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Term Loan Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, the date of any scheduled payment of the principal amount of any Term Loan under Section 2.11 or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Loan Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement or, if applicable, the Collateral Agreement (except as expressly provided in the Guarantee Agreement or, if applicable, the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) in the event that the Collateral and Guarantee Requirement has been satisfied, release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (x) change the rights of the Term Lenders to decline mandatory prepayments as provided in Section 2.11; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Joint Bookrunners and the Joint Lead Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Joint Bookrunners and the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence, bad faith or wilful misconduct of such Indemnitee.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans at the time.  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)  To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided further that no Lender may assign or otherwise transfer its rights or obligations hereunder to Holdings, the Borrower, any Subsidiary Loan Party or any of their respective Affiliates.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Loans, the amount of the Term Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, provided that assignments made pursuant to Section 2.17(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.15(e) or (f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) or (f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)  (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) and (f) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or to the Joint Lead Arrangers, the Joint Bookrunners or any of their Affiliates, or the syndication of the Loans and Term Loan Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its respective Affiliates may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c)  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower.  For the purposes of this Section, “Information” means all information received from Holdings or the Borrower or any Subsidiary relating to Holdings or the Borrower or any Subsidiary or the business of any of them, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower, provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the

Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA Patriot Act.  Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MORGANS HOTEL GROUP CO.,

by
/s/ Marc Gordon
Name:	Marc Gordon
Title:	Chief Investment Officer and Executive Vice President of Capital Markets

MORGANS HOTEL GROUP MANAGEMENT LLC,

by
/s/ Marc Gordon
Name:	Marc Gordon
Title:	Authorized Signatory

CITICORP NORTH AMERICA, INC., individually and as Administrative Agent,

by
/s/ David Bouton
Name:	David Bouton
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Bookrunner and Co-Syndication Agent,

by
/s/ Eugene F. Martin
Name:	Eugene F. Martin
Title:	Vice President

MORGAN STANLEY BANK,

by
/s/ Eugene F. Martin
Name:	Eugene F. Martin
Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Bookrunner and Co-Syndication Agent

by
/s/ Stephen Paras
Name:	Stephen Paras
Title:	Managing Director

MERRILL LYNCH CAPITAL CORPORATION,

by
/s/ Stephen Paras
Name:	Stephen Paras
Title:	Managing Director

BANK OF AMERICA, N.A., individually and as Documention Agent by
/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

BANK OF AMERICA, N.A,

by
/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President